Exhibit 10.16

DURATA THERAPEUTICS, INC.

Director Compensation and Reimbursement Policy

This Director Compensation and Reimbursement Policy of Durata Therapeutics, Inc. (the “Corporation”) provides for compensation of each member of the Board of Directors (the “Board”) of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation and who is not serving as a representative of an entity that has invested in the Corporation (an “Outside Director”). This Director Compensation and Reimbursement Policy also provides for reimbursement of expenses for all members of the Board.

Annual Cash Retainers

Each Outside Director is entitled to receive an annual cash retainer of $30,000 for service as a director. Each Outside Director who serves as Chairman of the Board also is entitled to receive an additional annual cash retainer of $15,000. Each Outside Director also is entitled to receive the following additional annual cash retainer for service as the chair or other member of the Board committees set forth below.

	Annual Retainer for Service on Board Committees
Committee	Chair	Other Members

Audit Committee	$15,000	$5,000

Organization and Compensation Committee	$7,500	$5,000

Nominating and Corporate Governance Committee	$5,000	$2,500

Annual cash retainers for service as an Outside Director and as the chair or other member of a Board committee shall be payable in arrears in four equal quarterly installments on the last day of each quarter; provided that the amount of such payment shall be prorated for any portion of such quarter that the director was not serving on the Board or the applicable committee.

Equity Compensation

After the effective date of the Corporation’s 2012 Stock Incentive Plan, as it may be amended from time to time (the “Plan”), the Corporation shall grant to each Outside Director, upon the commencement of service on the Board, a nonstatutory stock option (a “Commencement Option”) to purchase 50,000 shares of Common Stock of the Corporation

(subject to adjustment as provided in the Plan). In addition, after the effective date of the Plan, upon the commencement of service of a new Outside Director as Chairman of the Board, the Corporation shall grant such Chairman of the Board an additional Commencement Option to purchase 20,000 shares of Common Stock of the Corporation (subject to adjustment as provided in the Plan). A Commencement Option shall vest in equal monthly installments over 36 months and, in the event of a change in control of the Corporation, the vesting schedule of the option will accelerate in full.

After the effective date of the Plan, each Outside Director also is entitled to receive an additional Commencement Option for the number of shares of Common Stock set forth below (subject to adjustment as provided in the Plan) for service as the chair or other member of the Board committees set forth below.

	Commencement Options for Service on Board Committees
Committee	Chair	Other Members

Audit Committee	15,000	7,500

Organization and Compensation Committee	10,000	7,500

Nominating and Corporate Governance Committee	5,000	2,500

In addition, after the effective date of the Plan, on the date of the first board meeting after each annual meeting of stockholders of the Corporation, the Corporation shall grant (i) to each Outside Director who is both serving as a director immediately prior to and immediately following such board meeting, a nonstatutory stock option (an “Annual Option”) to purchase 15,000 shares of Common Stock (subject to adjustment as provided in the Plan and before giving effect to the Reverse Stock Split) and (ii) to the Outside Director Chairman of the Board who is both serving as Chairman of the Board immediately prior to and immediately following such board meeting, an Annual Option to purchase 10,000 shares of Common Stock (subject to adjustment as provided in the Plan and before giving effect to the Reverse Stock Split); provided, however, that an Outside Director shall not be eligible to receive an Annual Option until such Outside Director has served on the Board for at least six months. An Annual Option shall vest in equal monthly installments over 12 months and, in the event of a change in control of the Corporation, the vesting schedule of the option will accelerate in full.

After the effective date of the Plan, each Outside Director also is entitled to receive an additional Annual Option for the number of shares of Common Stock set forth below (subject to adjustment as provided in the Plan) for service as the chair or other member of the Board committees set forth below.

	Annual Options for Service on Board Committees
Committee	Chair	Other Members

Audit Committee	10,000	5,000

Organization and Compensation Committee	5,000	5,000

Nominating and Corporate Governance Committee	5,000	2,500

Both Commencement Options and Annual Options shall (i) have an exercise price equal to the Fair Market Value (as defined in the Plan) of the Corporation’s Common Stock on the date of grant, (ii) expire on the earlier of 10 years from the date of grant or 24 months following cessation of service on the Board and (iii) contain such other terms and conditions as the Board shall determine.

The obligation to grant Commencement Options and Annual Options under the Plan to an Outside Director shall, if so determined by the Board, be reduced to the extent the Corporation is otherwise obligated to grant, or the Board otherwise grants or has granted, options to such Outside Director.

Reimbursement of Expenses

The Corporation shall reimburse each member of the Board for reasonable travel and other out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.